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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Reservoir Capital Management, L.L.C.
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   (Last)                            (First)              (Middle)

     650 Madison Avenue, 26th Floor
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                                    (Street)

     New York                       New York                 10022
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     July 15, 1999
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Orange-co, Inc. OJ
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [x]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [_]  Form filed by One Reporting Person

     [x]  Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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


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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


*    If the form is filed by more than one reporting person, see Instruction
     5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1, Title of Security     Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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
Option to purchase                                                                                                    By Reservoir
Common Stock owned by                                                                                                 Capital
Ben Hill Griffin, III                                                                                                 Group, L.L.C.,
and Ben Hill Griffin,                                                                                                 Reservoir
Inc. (1)                 7/15/99    8/18/99         Common Stock           5,405,160     $7.00                I       Capital
                                                                                                                      Partners,
                                                                                                                      L.P.,
                                                                                                                      Reservoir
                                                                                                                      Capital
                                                                                                                      Associates,
                                                                                                                      L.P. and
                                                                                                                      Reservoir
                                                                                                                      Capital
                                                                                                                      Master Fund,
                                                                                                                      L.P.(2)
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

(1) The option to purchase the above referenced shares is pursuant to a letter of intent by and among Reservoir Capital Group, L.L.C. ("RCG"), Ben Hill Griffin, III and Ben Hill Griffin, Inc., dated as of July 14, 1999.

(2) Of these shares, 4,535,470 are beneficially owned directly by Reservoir Capital Partners, L.P. ("RCP"), 247,016 are beneficially owned by Reservoir Capital Associates ("RCA"), and 622,674 are beneficially owned by Reservoir Capital Master Fund ("RCMF"). Reservoir Capital Management, L.L.C. is the managing member of RCG, the general partner of RCP, RCA and RCMF.



                         Reservoir Capital Management, L.L.C.


                         By: /s/ Daniel H. Stern            July 26, 1999
                             -------------------------      -------------

                         Name: Daniel H. Stern              Date
                         Title: President

** Intentional misstatements or omissions of facts constitute Federal Commercial Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number

                             JOINT FILER INFORMATION


Name:  Reservoir Capital Group, L.L.C.

Address:          650 Madison Avenue
                  26th Floor
                  New York, New York 10022

Designated Filer:  Reservoir Capital Management, L.L.C.

Issuer & Ticker Symbol:  Orange-co, Inc. (OJ)

Date of Event Requiring Statement:  7/15/99

By:  /s/ Daniel H. Stern
   ---------------------
Name:    Daniel H. Stern
Title:   President


Name:  Reservoir Capital Partners, L.P.

Address:          650 Madison Avenue
                  26th Floor
                  New York, New York 10022

Designated Filer:  Reservoir Capital Management, L.L.C.

Issuer & Ticker Symbol:  Orange-co, Inc. (OJ)

Date of Event Requiring Statement:  7/15/99

By: Reservoir Capital Group, L.L.C., General Partner

By:  /s/ Daniel H. Stern
   ---------------------
Name:    Daniel H. Stern
Title:   President

Name:  Reservoir Capital Associates, L.P.

Address:          650 Madison Avenue
                  26th Floor
                  New York, New York 10022

Designated Filer:  Reservoir Capital Management, L.L.C.

Issuer & Ticker Symbol:  Orange-co, Inc. (OJ)

Date of Event Requiring Statement:  7/15/99

By: Reservoir Capital Group, L.L.C., General Partner

By:  /s/ Daniel H. Stern
   ---------------------
Name:    Daniel H. Stern
Title:   President


Name:  Reservoir Capital Master Fund, L.P.

Address:          650 Madison Avenue
                  26th Floor
                  New York, New York 10022

Designated Filer:  Reservoir Capital Management, L.L.C.

Issuer & Ticker Symbol:  Orange-co, Inc. (OJ)

Date of Event Requiring Statement:  7/15/99

By: Reservoir Capital Group, L.L.C., General Partner

By:  /s/ Daniel H. Stern
   ---------------------
Name:    Daniel H. Stern
Title:   President